UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SVT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01            Entry into a Material Definitive Agreement.

On February 15, 2023, Servotronics, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with Brent D. Baird.

Pursuant to the Agreement, the Company agreed to appoint Mr. Baird to the Company’s board of directors (the “Board”), effective as of February 16, 2023, with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The Agreement also provides that the Board will nominate and recommend in favor of Mr. Baird’s reelection to the Board at the 2023 Annual Meeting, for a term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), and solicit stockholders accordingly in favor of such reelection in the same manner as for other nominees nominated by the Company at the 2023 Annual Meeting. Under the terms of the Agreement, the Board must also consider nominating Mr. Baird for reelection to the Board at the 2024 Annual Meeting in good faith and in the same manner the Board considers the nomination of all incumbent directors.

Additionally, pursuant to the terms of the Agreement, Mr. Baird has agreed to customary voting commitments with respect to the Company during the term of the Agreement, including (i) voting in favor of the slate of directors recommended by the Board, (ii) voting against the election of any nominee for director not recommended by the Board for election, and (iii) voting in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions.

The Agreement shall terminate on June 30, 2024, subject to earlier termination if (i) the Board fails to re-nominate Mr. Baird for reelection to the Board for the 2024 Annual Meeting, (ii) Mr. Baird fails to be reelected to, is otherwise disqualified or removed from, the Board or (iii) Mr. Baird retires or resigns from the Board after the 2023 Annual Meeting. Additionally, each of the Company and Mr. Baird has the right to terminate the Agreement earlier if the other party commits a material breach of the Agreement and such breach is not cured within 15 days after notice or, if such breach is not curable within 15 days, immediately.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On February 14, 2023, Lucion P. Gygax, a member of the Board and Chair of its Compensation Committee, notified the Company that he was resigning from the Board effective February 14, 2023. Mr. Gygax’s resignation is not the result of any disagreement with the Company relating to its operations, policies or practices or with its Board or management.

Appointment of Director

The information set forth in Item 1.01 is incorporated herein by reference.

Pursuant to the Agreement, on February 15, 2023, Mr. Baird was appointed to the Board effective February 16, 2023. The Board has affirmatively determined that Mr. Baird is “independent” under the NYSE American listing standards. The Board also appointed Mr. Baird to serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Baird will be compensated similarly to the other non-employee directors of the Company, as described in the Company’s previously disclosed Director Compensation Program.

Mr. Baird, age 84, is a private investor. He is the former President and Chief Executive Officer of Merchants Group Inc. and a former general partner of Trubee, Collins & Co., Inc. Mr. Baird served as a director of M&T Bank (NYSE: MTB) from 1983 to 2020 and a director of Todd Shipyards Corporation (NYSE: TOD) from 1992 to 2011. Mr. Baird has significant investment management and corporate governance expertise having served in numerous executive positions in public and private companies. Mr. Baird holds a Bachelor of Arts with Honors from Williams College.

In connection with his election to the Board, Mr. Baird also entered into a customary indemnification agreement with Servotronics which provides that the Company will indemnify Mr. Baird to the fullest extent permitted by applicable law, and which includes provisions relating to the advancement of expenses incurred by or on behalf of Mr. Baird. This indemnification agreement is in the same form as the indemnification agreement entered into between the Company and each of its other directors and each of its executive officers; the form of the indemnification agreement is filed as Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2016.

Other than as described in Item 1.01 of this Current Report on Form 8-K and the Agreement, there are no arrangements or understandings between Mr. Baird or any other persons pursuant to which he was named a director of the Company. There have been no transactions involving the Company or any of its subsidiaries in which Mr. Baird has or will have a direct or indirect material interest that are required to be disclosed by Item 404(a) of Regulation S-K.

Item 7.01           Regulation FD Disclosure.

On February 15, 2023, the Company issued a press release titled “Servotronics, Inc. Appoints New Independent Director.” A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

IMPORTANT INFORMATION

The Company will file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its annual meeting of shareholders. The Company will furnish the definitive proxy statement to its shareholders. Shareholders are strongly advised to read the proxy statement because it will contain important information from the Company. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from www.sec.gov or the Company's website at https://servotronics.com/investor-relations/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the Company's solicitation of proxies from shareholders in connection with the matters to be considered at the upcoming annual meeting of shareholders. Information about the Company's directors and executive officers is set forth in (i) the Company's Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on May 16, 2022, (ii) this Current Report on Form 8-K, each of which are available at the SEC's website at www.sec.gov or the Company's website at https://servotronics.com/investor-relations/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of shareholders will be included in the definitive proxy statement that the Company will file with the SEC.

Item 9.01            Financial Statements and Exhibits.

Exhibit No.         Description

10.1	Cooperation Agreement, dated as of February 15, 2023, by and between Servotronics, Inc. and Brent D. Baird

99.1	Press release of Servotronics, Inc. dated February 15, 2023

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     February 15, 2023

Servotronics, Inc.

By:	/s/Lisa F. Bencel, Chief Financial Officer
Lisa F. Bencel
Chief Financial Officer